Exhibit 10.55

April 29, 2003

Mr. Bert Notini

36 Andover Country Club Lane

Andover, MA 01810

Dear Bert:

The following confirms the recent changes to the terms of your employment with Manufacturers’ Services Ltd. (“the Company”):

Your position is Executive Vice President and Chief Financial Officer. Your place of work is our Concord, Massachusetts Corporate Headquarters. You report directly to me in my capacity as the Chairman, President and Chief Executive Officer of the Company.

Within 30 days of the date hereof, the Nominating and Corporate Governance Committee of Board of Directors shall nominate you to the Board to serve as a Director of the Company.

Your compensation consists of the following:

•                  Base Salary is hereby increased effective January 1, 2003 to the bi-weekly rate of $15,384.62 ($400,000.00 per annum) payable in accordance with the Company’s payroll practices and procedures.  On the first pay date following your execution and delivery of this letter agreement, you will receive a one-time payment equal to the difference between your base salary as set forth above and your base salary as set forth in your employment letter dated January 31, 2002 for the period commencing January 1, 2003 and ending on the date you execute and deliver this letter agreement to me.  It is our compensation practice to review your base salary annually.

•                  You will receive a one-time lump sum payment in the amount of $400,000.00 (“the Additional Payment”), payable no later than January 31, 2004.  In the event that your employment is terminated before December 31, 2003 (i) by you for Good Reason, (ii) by death, or (iii) by the Company without Cause, the Additional Payment will become due and payable immediately, and shall be paid to you or your estate in a lump sum no later than 30 days after the date your employment is terminated.

In the event that your employment is terminated before December 31, 2003 (i) by the Company for Cause, (ii) by you voluntarily without Good Reason, or (iii) as a result of a Change in Control of the Company (as specified in and subject to the provisions of the Change in Control Agreement between you and the Company dated October 19, 2000), you will be paid within ten (10) days of such termination the pro-rata portion of the Additional Payment calculated from January 1, 2003 up to the date of the termination of your employment at the rate of $7,692.30 per week.

•                  Your target incentive bonus is 90% of your Base Salary, under the Company’s 2003 Cash Incentive Bonus Plan (“2003 Plan”). The amount of bonus you earn will be based on the Company achieving or exceeding specified financial or other targets.  All cash incentive compensation is paid annually.  Notwithstanding any provision of the 2003 Cash Incentive Bonus Plan, the amount of Additional Payment will not be included in calculating the Company’s financial targets under the 2003 plan.  This plan may be changed from year to year.  You will also be eligible to earn a Super Achievement bonus if the Company exceeds established targets.  This plan may be changed from year to year.

•                  You accrue vacation at a rate of 4 weeks per year in accordance with the Company’s vacation policy.

•                  You have been granted an option to purchase 200,000 shares of the Company’s stock pursuant to the Company’s Non-Qualified Stock Option Plan. The option price is $5.15. This stock option was approved by the Compensation Committee on February 26, 2003.

In addition to the compensation set forth above, you currently receive health and life insurance and other employee benefits in accordance with the terms and conditions of the Company’s respective Company benefit plans and policies in force and effect, which may be changed, expanded or diminished from time to time during the course of your employment by the Company.  The Company will also continue to pay the premium on your $1 million term life insurance policy as long as you remain employed at the Company.  This is in addition to the $250,000 life insurance offered as part of the Company’s basic employee benefit program.

Your employment is on an at-will basis, and either you or the Company may terminate your employment, at any time, with or without “Cause” (as defined herein).  If your employment is terminated (i) by the Company (and for this purpose the Company includes any successor in interest) other than for Cause, (ii) due to death, or (iii) by you with Good Reason, you will be entitled to salary continuation payments during the 12-month period following termination and we will also pay your entire COBRA costs during such 12-month period. The total of all salary continuation payments excluding COBRA, which shall be payable in 26 equal installments in accordance with the Company’s payroll practices and procedures, shall be an amount equal to the sum of (i) your Base Salary for the fiscal year in which your employment is terminated, plus (ii) your on target bonus compensation for the then current fiscal year provided that the total payment shall not be more than two (2) times your base salary for the year in which your employment is terminated.  Salary continuation payments shall terminate upon your breach of the Confidentiality Agreement.  In further consideration for the salary continuation payments, you will sign and deliver to the Company a general release reasonably satisfactory to the Company. In the event that you become eligible for and elect to receive Severance Payments and health insurance benefits pursuant to the Change in Control Agreement (as Severance Payments are defined in Section 6 therein), then such Severance Payments and health insurance benefits shall be in lieu of any salary continuation payments or COBRA costs to be paid to you as specified in this paragraph.

For purposes of this letter:

(a)           “Cause” means (i) your willful and continued failure substantially to perform your duties (other than (x) as a result of total or partial incapacity due to physical or mental illness, or (y) for Good Reason), (ii) your dishonesty in the performance of your duties, (iii) your breach of the Confidentiality

Agreement or (iv) your conviction of, or the entry of a plea of guilty by you to, a felony involving your personal conduct under the laws of the United States or any state thereof or conviction of, or the entry of a plea of guilty to, a crime involving your personal conduct in any other jurisdiction which crime would constitute a felony under the laws of the United States or any state thereof if such crime had been committed within the jurisdiction of the United States or any state thereof.

(b)           “Good Reason” means:

(i)            you are removed from your position of Executive Vice President and Chief Financial Officer for any reason other than for Cause;

(ii)           you are not appointed to the Board of Directors of the Company within 30 days of the date of this letter;

(ii)           you are assigned duties, responsibilities or place of work that are inconsistent, in a material respect, with the scope of duties and responsibilities or place of work associated with your position as set forth in the second sentence of this letter, or you are required to report directly to any person other than me in my capacity as Chairman and Chief Executive Officer of the Company;

(iii)          breach by the Company of any of its material employment obligations to you; or

(iv)          your Base Salary or the percentage of your Base Salary used to calculate your Incentive Bonus is reduced other than for reasons of your performance after written notice and a reasonable opportunity to cure.

Your employment will be subject to, and the terms of this letter will be interpreted in accordance with, the laws of the Commonwealth of Massachusetts without regard to its conflict of laws rules.

The foregoing terms and conditions supersede any prior discussions related to your employment by the Company.  Provided, however, that this letter in no way limits your rights under your Change in Control Agreement with the Company dated October 19, 2000.  Please acknowledge your acceptance of these terms and conditions by signing, dating and returning the enclosed duplicate original of this offer letter to me.

Sincerely,

Robert C. Bradshaw
Chairman, President and CEO

Accepted and Agreed:
	Albert A. Notini	Date

cc:	Dewayne E. Rideout, Senior Vice President, Human Resources